Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 11, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PD94

Principal Amount (in Specified Currency): $350,000,000
Issue Price: 100%
Trade Date: April 11, 2007
Original Issue Date: April 16, 2007
Stated Maturity Date: April 16, 2009

Initial Interest Rate: The Prime Rate on April 16, 2007 minus 2.92% Interest Payment Period: Quarterly
Interest Payment Dates: The 16th of each January, April, July and
October commencing July 16, 2007

Net Proceeds to Issuer: $349,860,000
Agents' Discount or Commission: 0.04%
Agents: Merrill Lynch, Pierce, Fenner & Smith Incorporated
		   Wachovia Capital Markets, LLC
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[X] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): -2.92%
Spread Multiplier: Not Applicable
Index Maturity: Daily
Index Currency: U.S. Dollars
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: April 17, 2007
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day
Interest Determination Date: The same Business Day as the related
Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

       Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Plan of Distribution

		Under the terms of and subject to the conditions of a terms agreement under the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner &
Smith Incorporated ("Merrill Lynch"), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota
Financial Services Securities USA Corporation (the "Distribution Agreement"), Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell $100,000,000 in principal amount of the Notes at 99.96% of their principal amount.

		Under the terms of and subject to the conditions of an Appointment Agreement dated May 2, 2006 and an Appointment Agreement Confirmation dated April 11, 2007 (collectively, the "Appointment Agreement") between TMCC and Wachovia Capital Markets, LLC ("Wachovia"), Wachovia, acting as principal, has agreed to purchase and TMCC has agreed to sell $250,000,000 in principal amount of the Notes at 99.96% of their principal amount.

		Merrill Lynch and Wachovia may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Distribution Agreement and the Appointment Agreement, the obligations of Merrill Lynch and Wachovia to purchase the Notes are several and not joint, and in the event of a default by any of Merrill Lynch or Wachovia, TMCC will issue the notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement and the Appointment Agreement, each of Merrill
Lynch and Wachovia is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.










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mlmtn174.doc